Exhibit (i)(3)

[VENABLE LLP LETTERHEAD]

April 13, 2007

Legg Mason Partners Money Market Trust

125 Broad Street

New York, NY 10004

Bingham McCutchen LLP

150 Federal Street

Boston, MA 02110

Re:	Registration Statement on Form N-1A:
1933 Act File No. 002-91556
1940 Act File No. 811-04052

Ladies and Gentlemen:

We have served as Maryland counsel to Legg Mason Partners Money Market Trust, a Maryland business trust (the “Trust”), in connection with certain matters of Maryland law arising out of the registration and issuance of an indefinite number of shares (the “Shares”) of beneficial interest, par value $.00001 per share (the “Beneficial Interest”), classified and designated as the series listed on Appendix I hereto (each, a “Portfolio”), covered by the above-referenced Registration Statement (the “Registration Statement”), filed by the Trust with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940 (the “1940 Act”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

In connection with our representation of the Trust, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Prospectus (each, a “Prospectus”) and Statement of Additional Information with respect to each Portfolio, which form part of the Registration Statement, substantially in the form transmitted to the Commission under the 1933 Act and the 1940 Act;

2. The Certificate of Trust of the Trust, certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

Legg Mason Partners Money Market Trust

Bingham McCutchen LLP

April 13, 2007

3. The Declaration of Trust of the Trust (the “Declaration”), certified as of the date hereof by an officer of the Trust;

4. The Amended and Restated Bylaws of the Trust, certified as of the date hereof by an officer of the Trust;

5. A certificate of the SDAT as to the good standing of the Trust, dated as of a recent date;

6. Resolutions adopted by the Board of Trustees of the Trust (the “Resolutions”) relating to the authorization of the sale and issuance of the Shares at net asset value in a continuous public offering, certified as of the date hereof by an officer of the Trust;

7. A certificate executed by an officer of the Trust, dated as of the date hereof; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Trust) is duly authorized to do so.

3. Each of the parties (other than the Trust) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered or approved in final form. All Documents submitted to us as certified or photostatic copies conform to the

Legg Mason Partners Money Market Trust

Bingham McCutchen LLP

April 13, 2007

original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise, in each case in any respect relevant to this opinion.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Trust is a business trust duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when and if delivered against payment of net asset value therefor in accordance with the Resolutions and the applicable Prospectus, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with federal or state securities laws, including the securities laws of the State of Maryland, or the 1940 Act.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP
Venable LLP

Exhibit (i)(3)

APPENDIX I

Citi California Tax Free Reserves

Citi Cash Reserves

Citi Connecticut Tax Free Reserves

Citi New York Tax Free Reserves

Citi Tax Free Reserves

Citi U.S. Treasury Reserves

Western Asset California Municipal Money Market Fund

Western Asset Government Money Market Fund

Western Asset Massachusetts Municipal Money Market Fund

Western Asset Money Market Fund

Western Asset Municipal Money Market Fund

Western Asset New York Municipal Money Market Fund